CALCULATION OF THE REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee
6.375% ING Perpetual Hybrid Capital Securities	$1,150,000,000(2)	$35,305(1)

(1) Calculated in accordance with Rule 457(r).

(2) Includes $150,000,000 in principal amount that underwriters will have the option to purchase to cover overallotments, if any.
Filed pursuant to Rule 424(b)(5)
Registration No. 333-130040

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 1, 2005)
$1,000,000,000

ING Groep N.V.
6.375% ING Perpetual Hybrid Capital Securities

We are issuing $1,000,000,000 aggregate principal amount of 6.375% ING Perpetual Hybrid Capital Securities (which we refer to in this prospectus supplement as the “Securities”), pursuant to a subordinated indenture between us and The Bank of New York, as trustee.

We will pay interest on the Securities quarterly on March 15, June 15, September 15 and December 15 of each year beginning September 15, 2007, unless our obligation to pay some or all of the interest otherwise payable is deferred.

We may elect to defer some or all of the interest otherwise payable on an interest payment date and are required to do so if a Required Deferral Condition exists, as more fully described herein. Interest that we elect to defer will earn interest at the rate of 6.375% per annum from and including the interest payment date on which the interest would have otherwise been payable, except that interest will not accrue on deferred interest for any period during which a Required Deferral Condition exists. On our Winding Up, you will have no claim for any unpaid deferred interest that we were required to defer or any interest thereon.

You will receive interest payments on your Securities only in cash. We will only pay deferred interest and any interest thereon with the proceeds from the issuance of Payment Securities.

The Securities are perpetual securities that have no fixed maturity or redemption date. However, at our option, subject to the approval of the Dutch Central Bank if that approval is required, we may redeem the Securities in whole, but not in part, on June 15, 2012 or any interest payment date thereafter or, prior to June 15, 2012, in whole, but not in part, on any business day upon the occurrence of certain tax and regulatory events as described herein, in each case at a redemption price equal to the aggregate principal amount of the Securities plus accrued and unpaid interest thereon (including any deferred interest and interest thereon, if any) to the redemption date.

We will apply to list the Securities on the New York Stock Exchange under the symbol “ISF”. Trading of the Securities on the New York Stock Exchange is expected to begin within 30 days after the initial delivery thereof.

For a discussion of the risks that you should consider before purchasing the Securities, see “Risk Factors” beginning on page S-11 of this prospectus supplement. For the definition of certain terms, see “Description of the ING Perpetual Hybrid Capital Securities—Certain Defined Terms” beginning on page S-24 of this prospectus supplement.

			Proceeds to
	Price to	Underwriting	ING
	Public (1)	Discount (2)	Groep N.V. (3)

Per ING Perpetual Hybrid Capital Security	100%	3.15%	96.85%
Total	$1,000,000,000	$31,500,000	$968,500,000

(1)	Plus accrued interest, if any, from June 13, 2007.

(2)	For sales to certain institutions, we will pay the underwriters compensation of 2.00% per ING Perpetual Hybrid Capital Security. In that event, the proceeds to ING Groep N.V. will be higher than those stated in the table above.

(3)	Before deducting expenses.

The underwriters will have the option to purchase up to an additional $150,000,000 in principal amount of the Securities to cover overallotments, if any, at the offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters will deliver the Securities in book-entry form only through the facilities of The Depository Trust Company on or about June 13, 2007. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream Banking”) and Euroclear Bank S.A./N.V. (“Euroclear”).

Citi
ING Financial Markets
Morgan Stanley
Merrill Lynch & Co.
UBS Investment Bank
Wachovia Securities
A.G. Edwards
RBC Capital Markets
ABN AMRO Incorporated
Banc of America Securities LLC
JPMorgan
Lehman Brothers

The date of this prospectus supplement is June 6, 2007.

Prospectus Supplement

Prospectus

Prospectus Summary	1
Available Information	3
Forward-Looking Statements	4
Presentation of Financial Information	4
About this Prospectus	4
Use of Proceeds	5
Description of Debt Securities We May Offer	6
Considerations Relating to Our Debt Securities	30
Description of Ordinary Shares We May Offer	34
Description of Preference Shares We May Offer	37
Description of the Stichting Trust and the Bearer Depositary Receipts	39
Description of American Depositary Shares We May Offer	41
Legal Ownership and Book-Entry Issuance	47
Taxation	52
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	81
Experts	82
Notices	82

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission, which we sometimes refer to as the SEC, and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The offer or sale of the Securities may be restricted by law in certain jurisdictions, and you should inform yourself about, and observe, any such restrictions.

SUMMARY OF THE OFFERING

The following summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information that may be important to you. You should read the entire accompanying prospectus and this prospectus supplement, including the financial statements and related notes incorporated by reference herein, before making an investment decision. Terms which are defined elsewhere herein, including under “Description of the ING Perpetual Hybrid Capital Securities—Certain Defined Terms”, or in the accompanying prospectus, have the same meaning when used herein.

Issuer	ING Groep N.V., Amstelveenseweg 500, 1081 KL Amsterdam, P.O. Box 810, 1000 AV Amsterdam, The Netherlands, telephone: 011-31-20-541-54-11.

Trustee	The Bank of New York, 101 Barclay Street, New York, New York 10286.

Securities Offered	6.375% ING Perpetual Hybrid Capital Securities, in an aggregate principal amount of $1,000,000,000 (assuming no exercise of the underwriters’ overallotment option).

The Securities are perpetual securities and have no fixed maturity date or redemption date, but are subject to redemption at our option as described below.

The Securities will be issued under our subordinated indenture, as supplemented by a sixth supplemental indenture, between us and The Bank of New York, as trustee, which collectively we refer to as the Indenture. The Securities will constitute a series of our subordinated debt securities as described in this prospectus supplement and the accompanying prospectus.

Interest	The Securities will bear interest at the rate of 6.375% per annum from and including the date of issue. We refer to each period from and including an interest payment date to (but excluding) the subsequent interest payment date as an Interest Period.

Interest Payment Dates	Subject to our right to defer interest payments as described below, accrued and unpaid interest on the Securities for each Interest Period will be payable on the interest payment date immediately following that Interest Period.

The interest payment dates will be March 15, June 15, September 15 and December 15 of each year beginning September 15, 2007. If any such interest payment date is not a business day, interest otherwise payable on that date shall be payable on the next following day that is a business day and no additional interest, penalty or other amount shall be due or payable by us in respect of that delay.

Regular Record Dates	The regular record dates for each interest payment date will be March 1, June 1, September 1 and December 1, respectively, whether or not a business day.

Subordination	The Securities are our direct, unsecured, subordinated obligations and will rank pari passu without any preference among themselves.

Until all Outstanding Parity Instruments (as such term is defined in this prospectus supplement under “Description of the ING Perpetual Hybrid Capital Securities—Certain Defined Terms”) have been redeemed or discharged in full, the rights and claims of the holders of the Securities will be subordinated to the claims of Senior Creditors, will rank pari passu with the claims of holders of Parity Securities (including our most senior preference shares outstanding at any time) and creditors under Parity Guarantees and will rank senior to the claims of holders of Junior Securities and creditors under Junior Guarantees (in each case, as such terms are defined in this prospectus supplement under “Description of the ING Perpetual Hybrid Capital Securities—Certain Defined Terms”).

Once all Outstanding Parity Instruments have been redeemed or discharged in full, the Securities will be subordinated to the claims of Senior Creditors and holders of Senior Preference Shares (which will include all classes of preference shares, except for the most junior class of our preference shares provided for at any relevant time under our Articles of Association), will rank pari passu with the claims of holders of Parity Securities and creditors under Parity Guarantees, and will rank senior to holders of our ordinary shares and any other security or guarantee we issue that is expressly stated to rank, or effectively ranks, junior to the Securities.

Interest payable on the Securities is non-cumulative in certain circumstances and we are permitted to defer interest payments indefinitely. Upon our Winding Up, holders of the Securities will be deemed to have waived their right to payment of mandatorily deferred interest. As a result of these and other characteristics, holders of the Securities may receive a smaller amount of any distributions or payments we make, whether in liquidation or otherwise, than do holders of other securities that rank pari passu with the Securities.

Optional Deferral of Interest	Subject to the payment restrictions described below, we may defer all or part of any accrued interest otherwise due on an interest payment date by giving a notice to the trustee (who shall in turn notify the holders of the Securities) not less than 16 business days prior to the interest payment date on which that accrued interest or part thereof would otherwise have been due and payable. Any interest or part thereof that we have deferred as described above shall bear interest at the rate of 6.375% per annum from and including the interest payment date on which that interest or part thereof would otherwise have been due and payable to but excluding the date on which that interest or part thereof and accrued and unpaid interest thereon have been paid in full, except that interest shall not accrue on any such deferred interest payment or part thereof for any period during which a condition exists that requires us to defer interest as described below.

Mandatory Deferral of Interest	We are required to defer interest payments if we are not (or would not be, if an interest payment were made) able to pay our debts to Senior Creditors, if our liabilities to Senior Creditors exceed our assets (in each case, on a non-consolidated basis) or certain regulatory or similar events have occurred and continue to exist as described in this prospectus supplement under “Description of the ING Perpetual Hybrid Capital Securities—Deferral of Interest—Mandatory Deferral of Interest”. We refer to any such condition as a Required Deferral Condition.

Subject to the payment restrictions described below, if, on the 20th business day preceding the interest payment date on which accrued interest or part thereof would otherwise be due, a Required

Deferral Condition exists, then we will be required to defer that accrued interest or part thereof to the extent necessary by giving notice to the trustee (who shall in turn notify the holders of the Securities) not less than 16 business days prior to the interest payment date on which that accrued interest or part thereof would otherwise have been due and payable.

Any interest or part thereof that we have mandatorily deferred as described above will not bear interest prior to the Accruing Interest Date for that interest. The Accruing Interest Date for any interest that has been mandatorily deferred as described above will be the next succeeding interest payment date with respect to which we determine, on the 20th business day preceding that interest payment date, that no Required Deferral Condition exists. From and including the Accruing Interest Date for any mandatorily deferred interest, that interest will bear interest at the rate of 6.375% per annum to but excluding the date on which that deferred interest and accrued and unpaid interest thereon shall have been paid in full, provided that interest shall not accrue on any such deferred interest payment or part thereof for any period during which a Required Deferral Condition exists.

We will provide a notice of the Accruing Interest Date, if any, with respect to interest that has been mandatorily deferred as described above to the trustee (who shall in turn notify the holders of the Securities) not less than 16 business days prior to the Accruing Interest Date.

Upon any return of our assets due to our liquidation (upon dissolution or otherwise) or bankruptcy, which we refer to as a Winding Up, holders of the Securities will be deemed to have waived the right to receive any accrued and unpaid deferred interest that shall have been mandatorily deferred as described above. We will have no obligation at any time to pay such mandatorily deferred interest.

Payments of Deferred Interest	Subject to the mandatory payment provisions and other conditions described below, with the approval of the Dutch Central Bank if that approval is required, we may pay deferred interest or any part thereof and any accrued and unpaid interest thereon on any business day we select for that payment upon delivery of a notice regarding that payment to the trustee not less than 16 business days prior to that date.

Our ability to pay any deferred interest is subject to the conditions that we also pay the accrued and unpaid interest thereon and that, on the 20th business day before the date we select to make the payment:

(a) we are Solvent (as such term is defined in this prospectus supplement under “Description of the ING Perpetual Hybrid Capital Securities—Certain Defined Terms”),

(b) we would be Solvent following the payment of the deferred interest and any accrued and unpaid interest thereon, and

(c)     the deferred interest and any accrued and unpaid interest thereon is funded with the proceeds of the issuance by us of securities that rank pari passu with or junior to the Securities (and are eligible as Tier 1 capital under applicable capital adequacy guidelines, if any), which we refer to as Payment Securities.

Dividend Stopper	Unless we have paid in full the accrued and unpaid interest on the Securities in respect of each of the immediately preceding four consecutive Interest Periods (or if four Interest Periods have not occurred since the issue date, since the Securities were issued), we will not recommend to our shareholders, and to the fullest extent permitted by applicable law will otherwise act to prevent, any action that would constitute a Mandatory Payment Event or a Mandatory Partial Payment Event (as described below).

Mandatory Payments	A Mandatory Payment Event occurs when:

(a) we declare, pay or distribute a dividend or make a payment (other than a dividend in the form of ordinary shares) on any Junior Securities or make any payment on a Junior Guarantee; or

(b)     any of our subsidiaries (including any unincorporated entity in which we hold a majority interest) declares, pays or distributes a dividend on any security issued by it benefitting from a Junior Guarantee or makes a payment (other than a dividend in the form of ordinary shares) on any security issued by it benefitting from a Junior Guarantee; or

(c)     we or any of our subsidiaries redeems, purchases or otherwise acquires any Junior Securities, any Parity Securities or any securities issued by any subsidiary benefitting from a Junior Guarantee or Parity Guarantee, subject to certain exceptions and as further described in this prospectus supplement under “Description of the ING Perpetual Hybrid Capital Securities—Mandatory Interest Payment”.

A Mandatory Partial Payment Event occurs when:

(a) we declare, pay or distribute a dividend or make a payment on any Parity Securities or make any payment on a Parity Guarantee; or

(b)     any of our subsidiaries declares, pays or distributes a dividend on any security issued by it benefitting from a Parity Guarantee or makes a payment (other than a dividend of ordinary shares) on any security issued by it benefitting from a Parity Guarantee, subject to certain exceptions and as further described in this prospectus supplement under “Description of the ING Perpetual Hybrid Capital Securities—Mandatory Interest Payment”.

If a Mandatory Payment Event occurs then, except as described in the next paragraph, the accrued and unpaid interest payable on the Securities on each of the immediately succeeding four consecutive interest payment dates will be mandatorily due and payable in full on those interest payment dates, notwithstanding that we have given notice that we are deferring that accrued and unpaid interest or the occurrence or continuance of any Required Deferral Condition (other than a Required Deferral Condition that occurs after the occurrence of the relevant Mandatory Payment Event, in which case accrued and unpaid interest shall not be due and payable). We are not required to pay any deferred interest as a result of a Mandatory Payment Event.

If the Mandatory Payment Event is a payment on a Junior Security or on a Junior Guarantee or on a security benefitting from a Junior Guarantee which in each case is in respect of a semi-annual dividend, distribution or interest payment, then the accrued and unpaid interest on the Securities payable on only the immediately succeeding two interest payment dates (instead of the immediately succeeding four interest payment dates) will be mandatorily due and payable in full on those interest payment dates notwithstanding that we have given notice that we are deferring that interest payment or the occurrence or continuance of any Required Deferral Condition (other than a Required Deferral Condition which occurs after the occurrence of the relevant Mandatory Payment Event, in which case accrued and unpaid interest shall not be due and payable).

If a Mandatory Partial Payment Event occurs, then Mandatory Partial Payments (as such term is described in this prospectus supplement under “Description of the ING Perpetual Hybrid Capital Securities—Certain Defined Terms”) will be mandatorily due and payable in respect of the Securities on the immediately succeeding four consecutive interest payment dates if the Parity Securities pay dividends, distributions or interest on an annual basis, the immediately succeeding two consecutive interest payment dates if the Parity Securities pay dividends, distributions or interest on a semi-annual basis or the immediately succeeding interest payment date if the Parity Securities pay dividends, distributions or interest on a quarterly basis, in each case, notwithstanding that we have given notice that we are deferring that accrued and unpaid interest or the occurrence or continuance of any Required Deferral Condition (other than a Required Deferral Condition which occurs after the occurrence of the relevant Mandatory Partial Payment Event, in which case accrued and unpaid interest shall not be due and payable). We are not required to pay any deferred interest as a result of a Mandatory Partial Payment Event.

Alteration of Terms upon a Regulatory Deferral Event	A Regulatory Deferral Event occurs if we are subject to capital adequacy regulations and have been informed by the Dutch Central Bank that our capital adequacy ratio is less than the minimum capital adequacy requirement as applied and enforced by the Dutch Central Bank (or would be less than such requirement, after payment of any accrued interest on the Securities or on deferred interest). If any Regulatory Deferral Event has occurred and continues, a Mandatory Payment Event or a Mandatory Partial Payment Event will be deemed to occur only if we declare, pay or distribute a dividend or make a payment (other than a dividend in the form of ordinary shares) on our ordinary shares or other instruments that are classified as equity under IFRS.

Additional Amounts	We will pay additional amounts to you to gross up interest payments upon the imposition of Dutch withholding tax, subject to customary exceptions.

Redemption	With the approval of the Dutch Central Bank if that approval is required, we may redeem the Securities, in whole, but not in part, on June 15, 2012 or on any interest payment date thereafter, at their aggregate principal amount plus accrued and unpaid interest thereon (including any unpaid deferred interest and interest thereon, if any) to the redemption date. We refer to this amount as the Redemption Price.

Redemption for Tax Event	Prior to June 15, 2012, upon the occurrence of Tax Events described in this prospectus supplement under “Redemption on Certain Events—Redemption on Certain Tax Events”, we may redeem the Securities in whole, but not in part, at any time, at the Redemption Price. At any time, upon the occurrence of certain Tax Events, we will, in addition to any right to redeem the Securities, be able to convert or exchange the Securities for another series of securities having materially the same terms as the Securities and which are no less favorable to an investor than the Securities.

Redemption for Regulatory Call Event	Prior to June 15, 2012, if we become subject to capital adequacy regulations and if the Dutch Central Bank has determined that securities of the nature of the Securities can no longer qualify as Tier 1 capital for the purposes of such capital adequacy regulations, then we may redeem the Securities at any time in whole, but not in part, at the Redemption Price.

Book-entry System; Delivery; Form and Denominations	We will issue the Securities only in fully registered form, without coupons, in the form of beneficial interests in one or more global securities. The Securities will be issued only in denominations of US$25, and integral multiples thereof. We refer to each US$25 denomination as an ING Perpetual Hybrid Capital Security. We will issue the Securities as global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company, which we refer to as DTC.

The Securities will be accepted for clearance by DTC. Beneficial interests in the global Securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. Owners of beneficial interests in the Securities will receive all payments relating to their Securities in U.S. dollars.

The Securities will not be issued in definitive form, except under certain limited circumstances described in this prospectus supplement under “Description of the ING Perpetual Hybrid Capital Securities—Book-entry System; Delivery and Form”.

Remedy for Non-payment	A Payment Default with respect to the Securities occurs if we fail to pay or set aside for payment the amount due to satisfy any payment on the Securities when due, and such failure continues for 14 days; however, the deferral of interest pursuant to the terms of the Securities is not a Payment Default.

If any Payment Default occurs and continues, the trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums due and unpaid or a bankruptcy proceeding in The Netherlands (but not elsewhere), but the trustee may not declare the principal amount of any outstanding ING Perpetual Hybrid Capital Security to be due and payable.

If we fail to make payment and one or more Required Deferral Conditions exist at the end of the 14-day period referred to above,

such failure does not constitute a Payment Default, but instead constitutes a Payment Event. If a Payment Event occurs and continues, the trustee may institute a bankruptcy proceeding in The Netherlands (but not elsewhere), but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.

Notwithstanding the foregoing, as a holder of the Securities, you have the absolute and unconditional right to institute suit for the enforcement of any payment when due and such right may not be impaired without your consent.

Listing; Trading	We will apply to list the Securities on the New York Stock Exchange under the symbol “ISF”. Trading of the Securities on the New York Stock Exchange is expected to begin within 30 days after the initial delivery of the Securities.

Once listed, each ING Perpetual Hybrid Capital Security will trade as an individual unit at a trading price that will take into account the value, if any, of accrued but unpaid interest.

Governing Law	The Securities and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York, except that the subordination provisions will be governed by and construed in accordance with the laws of The Netherlands.

Use of Proceeds	We will use the net proceeds of the issue and sale of the Securities for general corporate purposes and to further strengthen our capital base.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table shows our ratio of earnings to combined fixed charges and preference dividends, computed in accordance with IFRS (as adopted by the European Union, which we refer to as IFRS-EU), for the three months ended March 31, 2007:

Three Months Ended
March 31, 2007
1.16

The following table shows our ratio of earnings to combined fixed charges and preference dividends, computed in accordance with IFRS-EU, for the fiscal years ended December 31, 2006 and 2005 and computed in accordance with Dutch GAAP, for the fiscal years ended December 31, 2004, 2003 and 2002:

Year Ended December 31,
2002	2003	2004	2005	2006

1.29	1.28	1.36	1.20	1.18

The ratio of earnings to combined fixed charges and preference dividends is calculated by dividing earnings by the sum of fixed charges and preference dividends. For this purpose, “earnings” means income from continuing operations before income tax and before minority interests in consolidated subsidiaries plus fixed charges and losses from investments accounted for under the equity method. “Fixed charges” means interest expense plus capitalized interest. “Preference dividends” means the amount necessary to pay stated dividends on all outstanding classes of our preference shares.

RISK FACTORS

Your investment in the Securities will involve a degree of risk, including those risks which are described in this section. You should carefully consider the following discussion of risks, as well as the risks set forth in our Annual Report on Form 20-F, before deciding whether an investment in the Securities is suitable for you.

We may defer interest payments on the Securities for any period of time.

We may elect, and under certain circumstances we may be required, to defer interest payments on the Securities for any period of time. Unless a Required Deferral Condition exists, deferred interest payments will bear interest for the full period of deferral. If a Required Deferral Condition exists, deferred interest payments will not bear interest. See “—During the existence of a Regulatory Deferral Event, the terms of the Securities will be automatically altered” and “Description of the ING Perpetual Hybrid Capital Securities—Deferral of Interest”.

We are under no obligation to pay deferred interest and our willingness and ability to pay deferred interest is dependent upon our ability to issue Payment Securities to fund the payment.

We may only pay deferred interest on the Securities and any interest thereon with the proceeds from the issue of Payment Securities. Our ability or willingness to issue Payment Securities is dependent upon a number of factors, including our financial condition, market conditions and the pricing and other terms on which we would be able to issue and sell Payment Securities. Should we decide not to pay deferred interest, you will not be able to compel such payment.

Even if we have deferred interest payments, in some circumstances we have no obligation to act to prevent Mandatory Payment Events or Mandatory Partial Payment Events, and upon any such Mandatory Payment Event or Mandatory Partial Payment Event, we will have no obligation to pay previously deferred interest payments.

Our obligation to act to prevent Mandatory Payment Events or Mandatory Partial Payment Events, such as making distributions or payments on Junior Securities, including our ordinary shares, or on Parity Securities, only applies if we have not made the immediately preceding four interest payments on the Securities. As a result, if we have made such payments, notwithstanding that we continue to defer earlier interest payments on the Securities, we may make distributions or payments on Junior Securities or Junior Guarantees or on Parity Securities or Parity Guarantees. Furthermore, should a Mandatory Payment Event or a Mandatory Partial Payment Event occur, we will have no obligation to pay any deferred interest, and will only be prevented from deferring a number of subsequent interest payments. As a result, we may in some circumstances pay dividends or make other payments on securities ranking junior to or pari passu with the Securities without incurring any obligation to make interest payments that we have previously deferred. This could result in an increased likelihood that we will defer interest payments, or decrease the amount of any distribution you would otherwise receive upon any Winding Up.

U.S. tax treatment for certain U.S. non-corporate investors will be adversely affected if proposed legislation in the U.S. Congress is enacted.

Subject to certain exceptions and limitations described in this prospectus supplement under “United States Taxation,” dividends received by certain non-corporate U.S. investors will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends” and are received before January 1, 2011. A legislative proposal recently introduced in the U.S. Congress would, if enacted, deny qualified dividend treatment in respect of interest payments on the Securities after the date of enactment. It is not possible to predict whether or in what form this proposal will be enacted into law.

During the existence of a Regulatory Deferral Event, the terms of the Securities will be automatically altered.

If a Regulatory Deferral Event occurs and is continuing, the terms of the Securities will automatically alter without any action by the holders. Following such alteration, our deferral rights will be unchanged except that we may elect, and under certain circumstances we may be required, to defer interest payments on the Securities for any period of time subject only to the requirement that we not declare, pay or distribute a dividend (other than a dividend of ordinary shares) or make other payments on our ordinary shares and/or instruments which are classified as equity under IFRS. Unless a Required Deferral Condition exists, deferred interest payments will bear interest for the full period of deferral. If a Required Deferral Condition exists, deferred interest payments will not bear interest. See “Description of the ING Perpetual Hybrid Capital Securities—Alteration of Terms during continuance of a Regulatory Deferral Event”.

Upon the redemption of our Outstanding Parity Instruments, the Securities may be subordinated to several classes of our preference shares.

While the Outstanding Parity Instruments are outstanding, the Securities rank pari passu with our most senior preference shares outstanding at any time. Following the redemption of our Outstanding Parity Instruments, however, the Securities will rank junior to all classes of our preference shares, except the most junior class of preference share provided for at any relevant time under our Articles of Association (whether or not any such preference shares are outstanding). The issuance of such senior-ranking preference shares could increase the likelihood that we will be unable to make payments on the Securities or that deferral of interest payments will occur. We will be able to pay dividends and make other distributions on any other preference share ranking senior to the Securities while deferring interest payments on the Securities, and any recovery to which you would otherwise be entitled upon a Winding Up could be diminished to the extent that any such senior-ranking preference shares are outstanding.

The Securities are perpetual securities, and you will have no right to call for their redemption.

The Securities are perpetual securities and have no fixed maturity date or redemption date. We are under no obligation to redeem the Securities at any time and you will have no right to call for their redemption.

We may redeem the Securities at our option on or after June 15, 2012 or at any time if certain adverse tax or regulatory events occur.

Upon the occurrence of certain tax or regulatory events described more fully in this prospectus supplement under “Description of the ING Debt Securities—Redemption”, the Securities will be redeemable at any time in whole, but not in part, at our option. We may also redeem the Securities at our option, in whole, but not in part, on or after June 15, 2012. Any redemption of the Securities will be subject to the conditions described under “Description of the ING Debt Securities—Redemption”.

We are not prohibited from issuing further debt or other securities which may rank pari passu with or senior to the Securities.

Subject only to the conditions described in “Description of the ING Perpetual Hybrid Capital Securities—Subordination”, there is no restriction on the amount or type of instruments that we may issue that would rank senior to the Securities or on the amount or type of instruments that we may issue that would rank pari passu with the Securities. The issue of any such debt or securities may reduce the amount recoverable by you upon our Winding Up or may increase the likelihood of a deferral of interest payments on the Securities. In addition, following the redemption of our Outstanding Parity Instruments, the Securities will rank junior to all classes of our preference shares, unless the terms of such shares specifically provide that they rank pari passu with the Securities.

There are limitations on the remedies available to you and the trustee should we fail to pay amounts due on the Securities.

If a Payment Default occurs and continues regarding the Securities, the trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of sums due and unpaid or commencing a bankruptcy proceeding in The Netherlands (but not elsewhere). The trustee may not, however, declare the principal amount of any outstanding ING Perpetual Hybrid Capital Security to be due and payable.

Upon a Payment Event, however, the sole remedy available to you and the trustee for recovery of amounts owing in respect of any payment of principal or interest in respect of the Securities will be the institution of bankruptcy proceedings in The Netherlands. Although there is some doubt under Dutch law whether the trustee would be permitted to commence a bankruptcy proceeding in The Netherlands, in all cases any holder of the Securities with a due and payable claim would be permitted to commence such proceedings in accordance with Dutch bankruptcy law. See “Description of the ING Perpetual Hybrid Capital Securities—Defaults; Limitation of Remedies”.

In the event of our Winding Up, you will have no claim for deferred interest that has been mandatorily deferred and any accrued and unpaid interest thereon.

In the event that we undergo a Winding Up, you will not have any claim for any interest payments that were subject to mandatory deferral or any accrued and unpaid interest on such mandatorily deferred amounts. As a result, upon such a liquidation, any claims you may have to any of our residual assets would be reduced to the extent that any portion of such claim relates to payments that were subject to mandatory deferral.

You may not be entitled to receive U.S. dollars in a bankruptcy.

If any holder of the Securities is entitled to any recovery with respect to the Securities in any bankruptcy, the holder of the Securities might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in euro or any other lawful currency of The Netherlands. In addition, under current Dutch law, our liability to holders of the Securities would have to be converted into euro or any other lawful currency of The Netherlands at the date our bankruptcy is declared and holders of the Securities would be exposed to currency fluctuations between that date and the date they receive proceeds pursuant to the bankruptcy proceedings, if any.

You will be deemed to have waived all rights of set-off.

Subject to applicable law, you may not exercise or claim any right of set-off in respect of any amount we owe you arising under or in connection with the Securities and you will be deemed to have waived all such rights of set-off. See “Description of the ING Perpetual Hybrid Capital Securities—Defaults; Limitation of Remedies”.

The Securities are a new issue of securities, and there is no assurance that a trading market will exist or that it will be liquid.

The Securities are a new issue of securities and have no established trading market. Although application will be made to list the Securities on the New York Stock Exchange, there can be no assurance that an active trading market will develop. Even if an active trading market does develop, no one, including the underwriters, is required to maintain its liquidity. The liquidity and the market prices for the Securities can be expected to vary with changes in market and economic conditions, our financial condition and prospects and other factors that generally influence the market prices of securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F and other reports and furnish information on Form 6-K with the SEC. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our filings with the SEC are also available through the SEC’s internet site at http://www.sec.gov, through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and on our website at http://www.ing.com. The contents of our website are not incorporated into, and do not form part of, this prospectus supplement. We have filed a registration statement on Form F-3 under the Securities Act of 1933, as amended, with the SEC covering the Securities. For further information on the Securities, you should review our registration statement and its exhibits.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with or furnish to them, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically be considered to update and supersede information in this prospectus supplement and information previously incorporated by reference herein.

We incorporate by reference the documents listed below, which we filed with or furnished to the SEC:

•	Our Annual Report on Form 20-F for the year ended December 31, 2006, filed on April 20, 2007;

•	Our Current Report on Form 6-K filed on May 22, 2007, except for references therein to “Risk-Adjusted Return on Capital” (or “RAROC”), the table entitled “Recurring Operating Expenses” and any other non-GAAP financial measure, as such term is defined under Regulation G of the Securities Act; and

•	Our Current Report on Form 6-K filed on June 4, 2007.

We also incorporate by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as well as any Form 6-K furnished to the SEC to the extent such Form 6-K expressly states that we incorporate such form by reference in this prospectus supplement, until we sell all of the Securities covered by this prospectus supplement.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth ING Group’s consolidated capitalization in accordance with IFRS-EU at March 31, 2007, both actual and as adjusted to give effect to this offering (assuming no exercise of the underwriters’ overallotment option). You should read this table together with our consolidated financial statements and the other financial data incorporated by reference into this prospectus supplement.

	At March 31, 2007		As Adjusted
	EUR	USD (1)	EUR	USD (1)
	(In millions)

Short-term debt (2)	724,661	969,162	724,661	969,162

Long-term debt (2)	69,374	92,781	69,374	92,781
Subordinated loans (3)	5,983	8,002	6,731	9,002
Minority interests	1,938	2,592	1,938	2,592
Shareholders’ equity
Preference shares (nominal value EUR 1.20; authorized 1,100,000,000 issued 63,029,411) (4)	215	288	215	288
Ordinary shares (nominal value EUR 0.24; authorized 3,000,000,000; issued 2,210,540,716)	531	710	530	709
Other surplus reserves	39,586	52,942	39,587	52,944
Total shareholders’ equity	40,117	53,652	40,117	53,652

Total capitalization	117,627	157,315	118,375	158,315

(1)	For your convenience, we have translated euro amounts into U.S. dollars at the Noon Buying Rate on March 30, 2007, of $1.3374 to EUR 1.00.

(2)	Short-term debt and long-term debt include savings accounts, time deposits and other customer credit balances, certificates of deposit, debentures and other non-subordinated debt securities, securities sold subject to repurchase agreements, non-subordinated interbank debt and other borrowings.

(3)	As adjusted columns include the Securities offered hereby.

(4)	We have also authorized 900,000,000 Cumulative Preference Shares (nominal value EUR 1.20), of which there were none outstanding as of March 31, 2007.

USE OF PROCEEDS

The net proceeds to ING Groep N.V. from the sale of the Securities offered pursuant to this prospectus supplement (after deducting the underwriting discount and estimated offering expenses) are expected to be approximately $967,900,000 (assuming no exercise of the underwriters’ overallotment option). We will use the net proceeds of the issue and sale of the Securities for general corporate purposes and to further strengthen our capital base.

DESCRIPTION OF THE ING PERPETUAL HYBRID CAPITAL SECURITIES

The following description is only a summary and does not describe every aspect of the Securities or the Indenture. Therefore, it may not contain all of the information that is important to you as a potential purchaser of the Securities. If you purchase the Securities, your rights will be determined by the Securities, the Indenture and the Trust Indenture Act of 1939. In light of this, you should read the Indenture and the form of the Securities filed with the Securities and Exchange Commission before making an investment decision. You can read the Indenture and the form of Securities at the locations listed under “Where You Can Find More Information” in this prospectus supplement.

General

The following summary description of the material terms and provisions of the Securities supplements the description of certain terms and provisions of the debt securities of any series set forth in the accompanying prospectus under “Description of Debt Securities We May Offer”. Together with the terms of the debt securities contained in the accompanying prospectus, the terms described herein constitute a description of the material terms of the Securities. In cases of inconsistency between the terms described herein and the relevant terms described in the prospectus, the terms presented herein will apply and replace those described in the accompanying prospectus.

The Securities will be issued under our subordinated debt indenture, dated as of July 18, 2002, between us and The Bank of New York, as trustee, which we refer to as the Subordinated Indenture, and a sixth supplemental indenture, to be dated as of the date of delivery of the Securities, between us and The Bank of New York, as trustee, which we refer to as the Supplemental Indenture. We refer to the Subordinated Indenture and the Supplemental Indenture collectively as the Indenture. The Securities will be treated as a separate series of our subordinated debt securities. We will file a copy of the Supplemental Indenture relating to the Securities and the form of the Securities with the SEC. In accordance with the terms of the Subordinated Indenture, we are permitted to issue additional Securities that would be considered part of the same series of Securities we are offering pursuant to this prospectus supplement. None of the defeasance provisions contained in Section 1302 of the Subordinated Indenture will apply to the Securities and those provisions will not be considered part of the Indenture with respect to the Securities.

Form and Denomination

We will issue the Securities only in fully registered form, without coupons, in the form of beneficial interests in one or more global securities. The Securities will be issued in denominations of US$25 and integral multiples thereof. We will issue the Securities as global securities registered in the name of Cede & Co., as nominee for DTC. Please read “—Book-entry System; Delivery and Form” for more information about the form of the Securities and their clearance and settlement.

Interest

Subject to our right to defer interest payments as described under “—Deferral of Interest”, accrued and unpaid interest on the Securities for each Interest Period will be payable on the immediately following interest payment date to holders on the regular record date for that interest payment date. The regular record dates for each interest payment date will be March 1, June 1, September 1 and December 1, respectively, whether or not a business day.

If any interest payment date is not a business day, interest otherwise payable on that date shall be payable on the next following day that is a business day and no additional interest, penalty or other amount shall be due or payable by us in respect of that delay.

Interest on the Securities will accrue on the principal amount thereof at the rate of 6.375% per annum from the issue date, computed on the basis of a 360-day year of twelve 30-day months.

Payments

Method of Payment

Payments of any amounts in respect of any Securities represented by global securities will be made by the trustee to DTC. Any such payments of interest and certain other payments on or in respect of the Securities will be in U.S. dollars and will be calculated by the trustee or such other agent as we may appoint.

Except on our Winding Up, all interest payments on the Securities other than certain payments required to be made as described under “Mandatory Interest Payment—Mandatory Payment Event” will be conditional upon no Required Deferral Condition existing at the time of payment.

Payments Subject to Fiscal Laws

All payments made in respect of the Securities will be subject, in all cases, to any fiscal or other laws and regulations applicable thereto in the place of payment, but such laws or regulations will not affect our obligation to pay Additional Amounts.

Deferral of Interest

Interest payments with respect to the Securities will be subject to deferral in the following circumstances.

Optional Deferral of Interest

Subject to the payment restrictions described below and unless mandatorily deferred as described below, we may defer all or part of any accrued interest otherwise due on an interest payment date by giving a notice (a “Deferral Notice”) to the trustee (who shall in turn notify the holders of the Securities) not less than 16 business days prior to the interest payment date on which that accrued interest or part thereof would otherwise have been due and payable.

Any interest or part thereof that we have deferred as described above shall bear interest at the rate of 6.375% per annum from and including the interest payment date on which that interest or part thereof would otherwise have been due and payable to but excluding the date on which that interest or part thereof and accrued and unpaid interest thereon have been paid in full, except that interest shall not accrue on any such deferred interest payment or part thereof for any period during which a Required Deferral Condition exists.

Mandatory Deferral of Interest

Subject to the payment restrictions described below, if, on the 20th business day preceding the interest payment date on which accrued interest or part thereof would otherwise be due on an interest payment date, a Required Deferral Condition exists, then, unless that accrued interest or part thereof has been deferred at our option as described above, we will be required to defer that accrued interest or part thereof to the extent necessary by giving a Deferral Notice to the trustee (who shall in turn notify the holders of the Securities) not less than 16 business days prior to the interest payment date on which that accrued interest or part thereof would otherwise have been due and payable.

Any interest that we have mandatorily deferred as described above will not bear interest prior to the Accruing Interest Date for that interest. The “Accruing Interest Date” for any interest that has been mandatorily deferred as described above will be the next succeeding interest payment date with respect to which we determine, on the 20th business day preceding such interest payment date, that no Required Deferral Condition exists. From and including the Accruing Interest Date for any mandatorily deferred interest, that interest will bear interest at the rate of 6.375% per annum to but excluding the date on which that deferred interest and accrued and unpaid interest thereon shall have been paid in full, except that interest shall not accrue on any such deferred interest payment or part thereof for any period during which a Required Deferral Condition exists.

We will provide a notice of the Accruing Interest Date, if any, with respect to interest that has been mandatorily deferred as described above to the trustee (who shall in turn notify the holders of the Securities) not less than 16 business days prior to the Accruing Interest Date.

Upon our Winding Up, holders of the Securities will be deemed to have waived the right to receive any accrued and unpaid deferred interest that shall have been mandatorily deferred as described above and any accrued and unpaid interest thereon. We shall have no obligation to pay such deferred interest or any accrued and unpaid interest thereon.

Payments of Deferred Interest

Subject to the mandatory payment provisions described below and the conditions described below, with the approval of the Dutch Central Bank if that approval is required, we may pay deferred interest or any part thereof and any accrued and unpaid interest thereon on any business day we select for that payment upon delivery of a notice regarding that payment on that date to the trustee not less than 16 business days prior to that date.

Our ability to pay any deferred interest is subject to the conditions that we also pay the accrued and unpaid interest thereon and that, on the 20th business day before the date we select to make the payment:

(a)     we are Solvent;

(b)     we would be Solvent following the payment of the deferred interest and any accrued and unpaid interest thereon; and

(c)     the deferred interest and any accrued and unpaid interest thereon is funded with the proceeds of the issuance by us of Payment Securities.

Dividend Stopper

Unless we have paid in full the accrued and unpaid interest on the Securities

•	in respect of each of the immediately preceding four consecutive Interest Periods, or

•	if four Interest Periods have not occurred since the Securities were issued, since the issue date,

we will not recommend to our shareholders, and to the fullest extent permitted by applicable law will otherwise act to prevent, any action that would constitute a Mandatory Payment Event or a Mandatory Partial Payment Event.

Mandatory Interest Payment

Mandatory Payment Event

If a Mandatory Payment Event occurs then, except as described in the next paragraph, the accrued and unpaid interest payable on the Securities on each of the immediately succeeding four consecutive interest payment dates will be mandatorily due and payable in full on those interest payment dates, notwithstanding that any Deferral Notice has been given by us in relation to such accrued and unpaid interest or the occurrence or continuance of any Required Deferral Condition (other than a Required Deferral Condition that occurs after the occurrence of the relevant Mandatory Payment Event, in which case such accrued and unpaid interest shall not be due and payable). We are not required to pay any deferred interest upon a Mandatory Payment Event.

If the Mandatory Payment Event is a payment on a Junior Security or on a Junior Guarantee or on a security benefitting from a Junior Guarantee which in each case is in respect of a semi-annual dividend, distribution or interest payment, then the accrued and unpaid interest on the Securities payable on only the immediately succeeding two interest payment dates (instead of the immediately succeeding four interest payment dates) will be mandatorily due and payable in full on those interest payment dates, notwithstanding that we have given a Deferral Notice with respect to such interest payment or the occurrence or continuance of any Required Deferral Condition (other than a Required Deferral Condition which occurs after the occurrence of the relevant Mandatory Payment Event, in which case accrued and unpaid interest shall not be due and payable).

Mandatory Partial Payment Event

If a Mandatory Partial Payment Event occurs, then Mandatory Partial Payments will be mandatorily due and payable in respect of the Securities on the immediately succeeding four consecutive interest payment dates if the Parity Securities pay dividends, distributions or interest on an annual basis, the immediately succeeding two consecutive interest payment dates if the Parity Securities pay dividends, distributions or interest on a semi-annual basis or the immediately succeeding interest payment date if the Parity Securities pay dividends, distributions or interest on a quarterly basis, in each case, notwithstanding that any Deferral Notice has been given by us in relation to that interest or the occurrence or continuance of any Required Deferral Condition (other than a Required Deferral Condition that occurs after the occurrence of the relevant Mandatory Partial Payment Event, in which case such accrued and unpaid interest shall not be due and payable).

We are not required to pay any deferred interest upon a Mandatory Partial Payment Event.

Alteration of Terms during the existence of a Regulatory Deferral Event

If and for so long as a Regulatory Deferral Event exists, the terms of the Securities will be automatically altered, without any action by holders, so that a Mandatory Payment Event or a Mandatory Partial Payment Event, as applicable, will be deemed to occur only if we declare, pay or distribute a dividend or make a payment (other than a dividend in the form of ordinary shares) on our ordinary shares or other instruments which are classified as equity under IFRS-EU. During the period of this alteration, the Securities will be considered capital securities which, for purposes of IFRS-EU, are classified as equity applying IFRS-EU standards.

Subordination

The Securities constitute our direct, unsecured, subordinated obligations and rank pari passu without any preference among themselves.

Until such time as all Outstanding Parity Instruments have been redeemed or discharged in full, the rights and claims of the holders of the Securities will be subordinated to the claims of Senior Creditors, will rank pari passu with the claims of holders of Parity Securities (which includes our most senior class of preference shares outstanding at any relevant time) and creditors under Parity Guarantees and will rank senior to the claims of holders of Junior Securities and creditors under Junior Guarantees.

Once all Outstanding Parity Instruments have been redeemed and discharged in full, the Securities will be subordinated to the claims of Senior Creditors and holders of Senior Preference Shares (which will include all classes of our preference shares, except for the most junior class of our preference shares provided for at any relevant time under our Articles of Association, whether or not any such preference shares are outstanding), will rank pari passu with the claims of holders of Parity Securities and creditors under Parity Guarantees, and will rank senior to holders of our ordinary shares and any other Junior Securities and Junior Guarantees.

Interest payable on the Securities is non-cumulative in certain circumstances, and we are permitted to defer interest payments indefinitely. Upon our Winding Up, holders of the Securities will be deemed to have waived their right to payment of mandatorily deferred interest. As a result of these and other characteristics, holders of the Securities may receive a smaller amount of any distributions or payments we make, whether in liquidation or otherwise, than do holders of other securities that rank pari passu with the Securities.

As of March 31, 2007, we owed our Senior Creditors approximately €5,925 million.

The definition of Senior Debt described in the accompanying prospectus under “Description of Debt Securities We May Offer—The Senior Debt Indenture and the Subordinated Debt Indenture—Subordination Provisions” does not apply to the Securities. For the purposes of the Indenture and the description thereof in the accompanying prospectus, all references to Senior Debt shall be deemed to be references to Senior Creditors as described in this prospectus supplement.

Winding Up

If any action causes our Winding Up (except solely for the purpose of our reconstruction, amalgamation or the substitution of a successor in business for us, as defined in the Indenture, the terms of which have previously been approved in writing by the trustee or by not less than a majority in principal amount of the Securities then outstanding), with respect to the Securities you own, we will pay you (in lieu of any other payment) an amount as if on and after the day immediately before the Winding Up began, any holder of those Securities had been the holder of (A) until such time as the Outstanding Parity Instruments have been redeemed or discharged in full, our most senior-ranking preference shares then outstanding and (B) once all Outstanding Parity Instruments have been redeemed or discharged in full, the most junior-ranking preference shares then provided for in our Articles of Association, whether or not any such preference shares are outstanding. We refer to the preference shares described in clauses (A) and (B) of the preceding sentence as the Notional Preference Shares. Any such payment shall be made on the assumption that the amount that you were entitled to receive in respect of each Notional Preference Share on a return of assets upon liquidation was an amount equal to the principal amount of US$25 of the relevant Security and any accrued and unpaid interest thereon and on any deferred interest, other than mandatorily deferred interest.

As a consequence of the subordination provisions, the holders of the Securities may recover less than the holders of our unsubordinated liabilities and the holders of certain of our subordinated liabilities and shares, including the holders of other subordinated debt securities and Senior Preference Shares as described in the accompanying prospectus under the heading “Description of Debt Securities We May Offer”. If upon liquidation the amount payable on any Securities and any claims ranking pari passu with the Securities are not paid in full, the Securities and other claims ranking equally will share ratably in any distribution of our assets upon liquidation in proportion to the respective amounts to which they are entitled.

However, since upon any Winding Up, holders of Securities are deemed to have waived the right to receive mandatorily deferred interest payments, holders may receive a smaller portion of any distribution than do holders of other securities ranking pari passu with the Securities that do not have such provisions. If any holder is entitled to any recovery with respect to the Securities upon liquidation, the holder might not be entitled to a recovery in U.S. dollars and might be entitled only to a recovery in euros. In addition, under current Dutch law, our liability to holders of the Securities would be converted into euros at a date close to the commencement of insolvency proceedings against us and holders of the Securities would therefore be exposed to currency fluctuations between that date and the date they receive proceeds pursuant to such proceedings, if any.

Defaults; Limitation of Remedies

The Events of Default and rights to accelerate described in the accompanying prospectus under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default—Events of Default” and certain remedies provided for under “—Remedies if an Event of Default Occurs” do not apply to the Securities.

The only defaults and remedies are as provided below.

Payment Defaults

It is a Payment Default with respect to the Securities if we fail to pay or set aside for payment the amount due to satisfy any interest or principal payment on the Securities when due, and such failure continues for 14 days; provided, however, the deferral of interest pursuant to the terms of the Indenture is not a Payment Default.

Limitation of Remedies

If any Payment Default occurs and continues regarding the Securities, the trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums due and unpaid or a bankruptcy proceeding in The Netherlands (but not elsewhere), but the trustee may not declare the principal amount of any outstanding Security to be due and payable. If we fail to make payment and a Required Deferral Condition exists at the end of the 14-day period described above, such failure does not constitute a Payment Default but instead constitutes a Payment Event. If a Payment Event occurs and continues, the trustee may institute bankruptcy proceedings in The Netherlands (but not elsewhere), but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.

Notwithstanding the foregoing, holders of the Securities have the absolute and unconditional right to institute suit for the enforcement of any payment when due and such right may not be impaired without the consent of the holder.

General

By purchasing Securities, you and the trustee will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the Securities or the Indenture (or between our obligations regarding the Securities and any liability owed by a holder or the trustee to us) that they might otherwise have against us.

Subject to the provisions of the Indenture relating to the duties of the trustee, if a Payment Default occurs and continues with respect to the Securities, the trustee will be under no obligation to any holder of the Securities, unless they have offered reasonable indemnity to the trustee. Subject to the Indenture provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Securities, if the direction is not in conflict with any rule of law or with the Indenture and the trustee does not determine that the action would be unjustly prejudicial to the holder or holders of any Securities not taking part in that direction. The trustee may take any other action that it deems proper that is not inconsistent with that direction.

The Indenture provides that the trustee will, within 90 days after the occurrence of a Payment Default with respect to the Securities, give to each holder of the Securities notice of the Payment Default known to it, unless the Payment Default has been cured or waived. The trustee will be protected in withholding notice, however, if it determines in good faith that withholding notice is in the interest of the holders.

We are required to furnish to the trustee, on an annual basis, a statement as to our compliance with all conditions and covenants under the Indenture.

Additional Amounts

Any amounts to be paid by us on the Securities will be made without deduction or withholding for any taxes, assessments or other charges imposed by the government of The Netherlands or the government of a jurisdiction in which a successor to us is organized, unless the withholding or deduction of such taxes, assessments or charges is required by law. In that event we will pay such Additional Amounts as may be necessary in order that the net amounts received by holders after such withholding or deduction equal the respective amounts of principal and interest which would have been received in respect of the Securities in the absence of such withholding or deduction.

There are certain circumstances in which we will not be obligated to pay such Additional Amounts. Please see “Description of Debt Securities We May Offer—Payment of Additional Amounts with Respect to the Debt Securities” in the accompanying prospectus.

Whenever we refer in this prospectus supplement or the accompanying prospectus to principal, interest amounts, deferred interest or Mandatory Partial Payments, we intend to include any Additional Amounts which may become payable pursuant to the terms of the Indenture as described above.

In the event that any payment is funded by the issuance of Payment Securities, then any Additional Amounts which are payable must also be funded by the issuance of Payment Securities.

Redemption and Conversion

The Securities are perpetual securities and have no fixed maturity or mandatory redemption date. The Securities are not redeemable at the option of the holder at any time and are not redeemable at our option prior to June 15, 2012, except in certain limited circumstances. See “—Redemption upon Certain Events” below.

In order to exercise our right to redeem or convert the Securities as described below, we must first obtain the approval of the Dutch Central Bank if that approval is required.

Redemption at any time on or after June 15 , 2012 at our option

We may, by giving notice of redemption as described below, redeem the Securities in whole, but not in part, at our option, on June 15, 2012 or on any interest payment date thereafter, at the Redemption Price.

Cancellation of any Securities so redeemed by us will be effected by reducing the principal amount of the global Securities (or, if definitive securities have been issued, by canceling certificates so redeemed), and any Securities so cancelled may not be reissued or resold and our obligations in respect of any such cancelled Securities will be discharged.

We may at any time and from time to time purchase on the open market Securities in any manner and at any price. Securities purchased by us may be held, reissued, resold or, at our option, cancelled in the manner described in the previous sentence.

Redemption or Conversion upon Certain Events

Tax Events.  Prior to June 15, 2012, we may, by giving notice of redemption as described below, redeem in whole, but not in part, the Securities, on any business day we select upon the occurrence of a Tax Event, which we define below, at the Redemption Price.

“Tax Event” means the occurrence of one of the following events:

•	we determine that we have or will become obliged to pay Additional Amounts as a result of any change in, or amendment to, the laws or regulations of The Netherlands or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment shall have become effective on or after the issue date and such obligation cannot be avoided by our taking reasonable measures available to us, provided that we may not send a notice of redemption as described below earlier than 90 days prior to the earliest date on which we would be obliged to pay such Additional Amounts were a payment in respect of the Securities then due.

•	payments of amounts in respect of interest on the Securities, including, for the avoidance of doubt, the issue of Payment Securities to fund the payment of any such interest, may be treated as “distributions” within the meaning of Section II of the Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965; or such other provision as may from time to time supersede or replace Section II of the Dividend Withholding Tax Act 1965 for the purposes of such definition) and we cannot avoid the requirement or circumstance by taking such measures as we (acting in good faith) deem appropriate; or

•	as a result of any proposed change or amendment to the laws of The Netherlands, or any proposed change in the application of official or generally published interpretation of such laws, or any interpretation or pronouncement by any relevant tax authority that provides for a position with respect to such law or regulations that differs from the previously generally accepted position in relation to similar transactions or which differs from any specific written confirmation given by a tax authority in respect of the Securities, which change or amendment becomes, or would become, effective, or in the case of a change or proposed change in law if such change is enacted (or, in the case of a proposed change, is expected to be enacted) by Act of Parliament or made by statute on or after the issue date, there is more than an insubstantial risk that we will not obtain substantially full relief for the purposes of Dutch corporation tax for any payment of interest including, for the avoidance of doubt, the issue of Payment Securities to fund the payment of any such interest, and we cannot avoid this risk by taking such measures as we (acting in good faith) deem appropriate.

In the case of redemption upon the occurrence of a Tax Event, we are required, before we give a notice of redemption, to deliver to the trustee a written legal opinion of independent Dutch counsel of recognized standing, selected by us, in a form satisfactory to the trustee, confirming that we are entitled to exercise our right of redemption.

Conversion Upon Certain Tax Events.  At any time, if a Tax Event occurs as a result of the condition set forth in the third bullet point above, then, in addition to any right to redeem the Securities, we will be permitted to convert or exchange the Securities for another series of securities having materially the same terms as the Securities and which are no less favorable to an investor than the Securities.

Regulatory Call Event.  If, prior to June 15, 2012, we become subject to capital adequacy regulations and we are notified by the Dutch Central Bank that securities of the nature of the Securities can no longer qualify as Tier 1 capital for the purposes of such capital adequacy regulations, we may, by giving notice of redemption as described below, redeem the Securities in whole, but not in part, on any business day we select, at the Redemption Price.

Notice of Redemption

We must give 30 to 60 days’ notice of redemption to the holders of the Securities. Any notice of redemption is irrevocable and must be given as described in the accompanying prospectus. If the Redemption Price in respect of any Securities is improperly withheld or refused and is not paid by us, interest on the Securities will continue to be payable until the Redemption Price is actually paid.

Trading Characteristics

We will apply to list the Securities on the New York Stock Exchange under the symbol “ISF.” We expect the Securities to trade, within 30 days of the initial delivery thereof, as an individual unit at a trading price that takes into account the value, if any, of accrued but unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Securities which has not been included in their trading price.

Book-entry System; Delivery and Form

General

The Securities will initially be represented by one or more global securities in registered form, without coupons attached. They will be deposited with or on behalf of The Depository Trust Company, DTC, or its nominee and registered in the name of Cede & Co., as nominee of DTC. Until the Securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by DTC to a nominee or a successor of DTC.

The Securities have been accepted for clearance by DTC. Beneficial interests in the global Securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking. Owners of beneficial interests in the Securities will receive all payments relating to their Securities in U.S. dollars.

So long as DTC, or its nominee, is the holder of a global Security, it will be considered the sole holder of the global Security for all purposes under the Indenture. Except as described below under “—Issuance of Definitive Securities”, no participant, indirect participant or other person will be entitled to have Securities registered in its name, receive or be entitled to receive physical delivery of Securities in definitive form or be considered the owner or holder of the Securities under the Indenture. Each person having an ownership or other interest in Securities must rely on the procedures of DTC, Euroclear and Clearstream Banking (and any other securities intermediary through which they hold their interest) to exercise any rights and obligations of a holder under the Indenture or the Securities. See also “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Payments on the Global Securities

Payments of any amounts in respect of any global Securities will be made by the trustee to DTC. Payments will be made to beneficial owners of Securities in accordance with the rules and procedures of DTC or its direct and indirect participants, as applicable. Neither we, the trustee or any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between DTC, Euroclear or Clearstream Banking, and any beneficial owner of an interest in a global security, or the failure of DTC, Euroclear or Clearstream Banking, or any intermediary to pass through to any beneficial owner any payments that we make to DTC.

For more information about holding Securities in global book-entry form, please see “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Issuance of Definitive Securities

So long as DTC holds the global Securities, the global securities will not be exchangeable for definitive securities unless:

•	DTC notifies the trustee that it is unwilling or unable to continue to hold the book-entry Securities or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and the trustee does not appoint a successor to DTC which is registered under the Securities Exchange Act of 1934 within 120 days;

•	a Payment Default or a Payment Event has occurred and is continuing;

•	in the event of our bankruptcy we fail to make a payment on the Securities when due; or

•	at any time we determine in our sole discretion that the global securities of a particular series should be exchanged for definitive securities of that series in registered form.

Each person having an ownership or other interest in the Securities must rely exclusively on the rules and procedures of DTC and any agreement with any participant of DTC or any other securities intermediary through which that person holds its interest to receive or direct the delivery or possession of any definitive security.

Definitive securities will be issued in registered form only in denominations of US$25 and any integral multiples thereof. To the extent permitted by law, we and the trustee are entitled to treat the person in whose name any definitive security is registered as its absolute owner.

Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series. Payments will be made in respect of the Securities by transfer to the holder’s account in New York.

If we issue definitive securities of a particular series in exchange for global Securities, DTC, as holder of the global Securities, will surrender it against receipt of the definitive securities, cancel the book-entry securities of that series, and distribute the definitive securities of that series to the persons in the amounts that DTC specifies.

If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of the trustee. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor. For more information regarding the transfer and exchange of definitive securities see “Description of Debt Securities We May Offer—Form, Exchange and Transfer of Debt Securities—Transfer and Exchange” in the accompanying prospectus.

Governing Law

The Securities and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York, except that the subordination provisions of the Securities and the Indenture will be governed by and construed in accordance with the laws of The Netherlands.

Certain Defined Terms

In this Prospectus Supplement, unless the context otherwise requires:

“Accruing Interest Date” has the meaning set forth under “—Deferral of Interest—Mandatory Deferral of Interest”.

“Additional Amounts” has the meaning set forth under “—Additional Amounts”.

“Assets” means our non-consolidated gross assets as shown by our then most recently published financial statements but adjusted for contingencies and for subsequent events and to such extent as our management, our auditors or, as the case may be, any liquidator may determine to be appropriate.

“business day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for general business in each of Amsterdam, New York and London;

“Deferral Notice” has the meaning set forth under “—Deferral of Interest—Optional Deferral of Payments”.

“deferred interest” means any accrued interest for any Interest Period or part thereof otherwise due and payable the payment of which we have elected to defer or we have been required to defer in accordance with the terms of the Securities.

“Dutch Central Bank” means the Dutch Central Bank or its successor as primary regulator of ING Groep N.V.

“Indenture” has the meaning set forth under “—General”, above.

“Interest Period” means each period from and including an interest payment date or, in the case of the first Interest Period, the issue date to but excluding the next succeeding interest payment date.

“interest payment date” means each March 15, June 15, September 15 and December 15, beginning September 15, 2007.

“issue date” means June 13, 2007.

“Junior Guarantee” means any guarantee, indemnity or other contractual support arrangement entered into by us in respect of securities (regardless of name or designation) issued by a Subsidiary or Undertaking that ranks in our Winding Up or in respect of distributions or payments of dividends or any other payments thereunder by us after the Securities.

“Junior Securities” means our ordinary shares and any other securities of ours that rank in a Winding Up or in respect of distributions or payments of dividends or any other payments thereunder by us after the Securities.

“Liabilities” means our non-consolidated gross liabilities as shown on our then most recently published financial statements, but adjusted for contingencies and for subsequent events and to such extent as our management, our auditors or, as the case may be, any liquidator may determine.

“Mandatory Partial Payment” payable on any interest payment date means a payment in respect of each of the Securities in an amount that results in payment of a proportion of a full interest payment on each of the Securities on such interest payment date equal to the proportion of a full dividend on the relevant Parity Securities and/or payment on the relevant Parity Guarantee paid on the dividend or payment date in respect of the relevant Parity Securities and/or Parity Guarantee immediately preceding such interest payment date.

“Mandatory Partial Payment Event” means the occurrence of any of the following events or circumstances:

(a)	we declare, pay or distribute a dividend or make a payment on any Parity Securities or make any payment on a Parity Guarantee, or

(b)	any Subsidiary or Undertaking declares, pays or distributes a dividend on any security issued by it benefitting from a Parity Guarantee or makes a payment on any security issued by it benefitting from a Parity Guarantee.

“Mandatory Payment Event” means the occurrence of any of the following events or circumstances:

(a)	we declare, pay or distribute a dividend or make a payment (other than a dividend in the form of ordinary shares) on any Junior Securities or make any payment on a Junior Guarantee; or

(b)	any Subsidiary or Undertaking declares, pays or distributes a dividend on any security issued by it benefitting from a Junior Guarantee or makes a payment (other than a dividend in the form of ordinary shares) on any security issued by it benefitting from a Junior Guarantee; or

(c)	we or any Subsidiary or Undertaking redeems, purchases or otherwise acquires any Junior Securities, any Parity Securities or any securities issued by any Subsidiary or Undertaking benefitting from a Junior Guarantee or Parity Guarantee (other than (i) by conversion into or in exchange for ordinary shares, (ii) in connection with transactions effected by or for the account of our customers or any Subsidiary or in connection with the distribution, trading or market making in respect of those securities, (iii) in connection with the satisfaction by us or any Subsidiary of its obligations under any employee benefit plans or similar arrangements with or for the benefit of employees, officers, directors or consultants, (iv) as a result of a reclassification of us or any Subsidiary or the exchange or conversion of one class or series of capital stock for another class or series of capital stock, (v) the purchase of fractional interests in shares of our capital stock or that of any Subsidiary pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged) for any consideration, or any moneys are paid to or made available for a sinking fund or for redemption of any Junior Securities, Parity Securities or any securities issued by any Subsidiary or Undertaking benefitting from a Junior Guarantee or a Parity Guarantee, or (vi) the redemption, purchase or other acquisition by any Subsidiary or Undertaking of securities, instruments or other obligations held by us.

“Notional Preference Shares” has the meaning set forth under “—Winding Up”.

“ordinary shares” means our ordinary shares or depository receipts issued in respect of our ordinary shares as the context may require.

“Outstanding Parity Instruments” means our 7.05% ING Perpetual Debt Securities issued on July 18, 2002, 7.20% ING Perpetual Debt Securities issued on December 6, 2002, Variable Rate ING Perpetual Securities issued on June 20, 2003, 6.20% ING Perpetual Debt Securities issued on October 17, 2003, Variable Rate ING Perpetual Securities issued on June 14, 2004, 4.176% ING Perpetual Debt Securities issued on June 7, 2005, 6.125% ING Perpetual Debt Securities issued on September 26, 2005, 5.775% Fixed/Floating ING Perpetual Debt Securities issued on December 8, 2005, 5.140% ING Perpetual Securities issued March 15, 2006 and our guarantee of the 8.439% Non-cumulative Guaranteed Trust Preferred Securities issued by ING Capital Funding Trust III on December 15, 2000.

“Parity Guarantee” means any guarantee, indemnity or other contractual support arrangement entered into by us in respect of securities (regardless of name or designation) issued by a Subsidiary or an Undertaking that ranks in our Winding Up or in respect of distributions or payments of dividends or any other payments thereunder by us pari passu with the Securities and includes our guarantee of the 8.439% Noncumulative Guaranteed Trust Preferred Securities issued by ING Capital Funding Trust III on December 15, 2000.

“Parity Securities” means (a) until the Outstanding Parity Instruments have been redeemed or discharged in full, the Outstanding Parity Instruments other than our guarantee of the 8.439% Noncumulative Guaranteed Trust Preferred Securities issued by ING Capital Funding Trust III on December 15, 2000, our most senior-ranking class of preference shares outstanding at any relevant time and any security effectively ranking pari passu with those most senior-ranking outstanding preference shares, and any additional securities of ours, whether preference shares or having any other name or designation, that rank in our Winding Up or in respect of distributions or payments of dividends or any other amounts thereunder by us pari passu with the Securities and (b) after the Outstanding Parity Instruments have been redeemed or discharged in full, the most junior-ranking class of preference shares provided for at any relevant time under our Articles of Association, whether or not any such preference shares are outstanding and any securities of ours, whether preference shares or having any other name or designation, that effectively rank pari passu with the Securities.

“Payment Default” has the meaning set forth under “Defaults; Limitation of Remedies—Limitation of Remedies”.

“Payment Event” has the meaning set forth under “Defaults; Limitation of Remedies—Limitation of Remedies”.

“Payment Securities” means Parity Securities and Junior Securities or any combination thereof which, in each case, are eligible as Tier 1 capital under the capital adequacy guidelines as applied and enforced by the Dutch Central Bank.

“Prudential Supervision Deferral Event” means that we have determined that our capital adequacy ratio is or would be, after payment of any accrued interest on the Securities or on deferred interest, less than the minimum capital adequacy required by the regulation on prudential supervision of financial groups (Besluit prudentieel toezicht financiële groepen Wft). This regulation determines that ING Group is required to have an amount of capital, reserves and subordinated loans which are at least equal to the sum of the required capital for the banking activities and the required capital for the insurance activities.

“Redemption Price” means the aggregate principal amount of the Securities to be redeemed, together with accrued and unpaid interest thereon (including any unpaid deferred interest and interest thereon, if any) to but excluding the redemption date.

“Regulatory Deferral Event” means that we, after becoming subject to capital adequacy regulations, shall have been notified by the Dutch Central Bank to the effect that our capital adequacy ratio is or would, after payment of any accrued interest on the Securities or on deferred interest, be less than the minimum capital adequacy requirement as applied and enforced by the Dutch Central Bank.

“Required Deferral Condition” means any of the following:

(a)	we determine that we are not or, on the relevant payment date for the Securities after taking into account amounts payable on that date on the Securities, will not be Solvent,

(b)	a Prudential Supervision Deferral Event has occurred and continues to exist;

(c)	a Regulatory Deferral Event has occurred and continues to exist; or

(d)	the Dutch Central Bank has requested or required us not to make any payments on the Securities or not to make a relevant payment on a relevant payment date for the Securities.

“Securities” means the 6.375% ING Perpetual Hybrid Capital Securities and such terms shall include, unless the context otherwise requires, any further ING Perpetual Hybrid Capital Securities which we are permitted to issue and which will form a single series with the ING Perpetual Hybrid Capital Securities.

“Senior Creditors” means our creditors, other than creditors under Parity Guarantees and Junior Guarantees:

(a)	who are unsubordinated creditors of ours;

(b)	whose claims are, or are expressed to be, subordinated as regards distributions on our Winding Up or in respect of distributions or payment of dividends and/or any other amounts thereunder by us, to the claims of our unsubordinated creditors but not further or otherwise; or

(c)	who are subordinated creditors of ours other than those whose claims are, or are expressed to rank, as regards distributions on our Winding Up or in respect of distributions or payments of dividends or any other amounts thereunder by us, pari passu with, or junior to, the claims of the holders of the Securities.

“Senior Preference Shares” means, after such time as all Outstanding Parity Instruments have been redeemed and discharged in full, any of our preference shares, except for the most junior class of preference shares provided for at any time by our Articles of Association, whether or not any such preference shares are outstanding.

“Solvent”, with respect to us, means:

(a)	we are able to pay our debts to Senior Creditors as they fall due; and

(b)	our Assets exceed our Liabilities (other than our Liabilities to persons who are not Senior Creditors).

“Subsidiary” means an entity for which we, or one or more of our subsidiaries, hold the ability to exercise more than half of the voting rights or the ability to appoint or dismiss more than half of the managing directors or supervisory directors or a partnership in which we or a subsidiary are fully liable to obligees as partners as defined more precisely in Section 2:24a of the Dutch Civil Code.

“Tax Event” has the meaning set forth in “—Redemption—Redemption Upon Certain Events” above.

“Undertaking” means a body corporate, a partnership, a limited partnership, a cooperative or an incorporated association carrying on a trade or business with or without a view to profit in which we have a direct or indirect financial, commercial or contractual majority interest.

“We” and “us” means ING Groep N.V., “Group” or “ING” means ING Groep N.V. and its consolidated subsidiaries; and

“Winding Up”, with respect to us, means a return of assets on our liquidation (upon dissolution or otherwise) or our bankruptcy.

UNITED STATES TAXATION

This section describes the material U.S. federal income tax consequences of owning Securities. This discussion is the opinion of Sullivan & Cromwell LLP. It applies to you only if you acquire your Securities in this offering and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a life insurance company;

•	a person liable for alternative minimum tax;

•	a person that actually or constructively owns 10% or more of the voting stock of ING Groep N.V.;

•	a person that holds Securities as part of a straddle or a hedging or conversion transaction; or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed U.S. Treasury regulations, published rulings and court decisions all as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

You are a U.S. holder if you are a beneficial owner of Securities and you are, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation or other entity taxed as a corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

A “non-U.S. holder” is a beneficial owner of Securities that is not a U.S. person for U.S. federal income tax purposes.

You should consult your own tax advisor regarding the U.S. federal, state and local and other tax consequences of owning and disposing of Securities in your particular circumstances.

Classification of the Securities

Although the matter is not free from doubt, the Securities should be treated as equity interests in ING Groep N.V., and not as debt. Accordingly, each “interest” payment should be treated as a distribution by ING Groep N.V. with respect to such equity interest, and any reference in this discussion to “dividends” refers to the “interest” payments on the Securities. The rest of this discussion so assumes.

Taxation of Dividends

U.S. Holders.  Under the U.S. federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any dividend paid by ING Groep N.V. out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. The dividend is ordinary income that you must include in income when you receive the dividend, actually or constructively. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 will constitute “qualified dividend income,” provided that the Securities are readily tradable on the New York Stock Exchange or on another established securities market in the United States or ING Groep N.V. is eligible for the benefits of the Income Tax Treaty between the Kingdom of The Netherlands and the

United States (the “Tax Treaty”). ING Groep N.V. believes that it is eligible for the benefits of the Tax Treaty. Dividends paid to you that are qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you (i) hold the Securities for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or, if the dividend is attributable to a period or periods aggregating over 366 days, for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date and (ii) meet other holding period requirements. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

A legislative proposal recently introduced in the U.S. Congress generally would, if enacted, deny qualified dividend treatment in respect of interest payments on the Securities after the date of enactment. It is not possible to predict whether or in what form this proposal will be enacted into law.

U.S. holders should consult their own tax advisors regarding the availability of the reduced dividend rate in light of their own particular circumstances.

Dividends will be income from sources outside the United States, but will, depending on your circumstances, be “passive income” or “general income” which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

Non-U.S. Holders.  If you are a non-U.S. holder, dividends paid to you in respect of Securities will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains

U.S. Holders.  Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Securities, you will recognize capital gain or loss for U.S. federal income tax purposes (assuming, in the case of a redemption, that you do not actually or constructively own any equity interest in ING Groep N.V. other than your Securities) equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis in your Securities. If, however, you actually or constructively own any equity interest in ING Groep N.V. other than your Securities you should consult your tax adviser as to whether amounts you receive in a redemption of your Securities should be treated as dividends or as redemption proceeds. Capital gain of a non corporate U.S. holder that is recognized before January 1, 2011 is generally taxed at a maximum rate of 15% where the property is held more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

In accordance with the treatment of the Securities as equity for U.S. federal income tax purposes, U.S. holders generally should not be required to account separately for any accrued interest upon a sale, exchange, or retirement of the Securities and instead will treat amounts received in respect of accrued interest as part of the amount realized for purposes of determining gain or loss realized upon the sale, exchange, or retirement.

Non-U.S. Holders.  If you are a non-U.S. holder, you will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of your Securities unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis; or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

PFIC Rules

We believe that Securities should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the Securities, gain realized on the sale or other disposition of your Securities would in general not be treated as capital gain. Instead, if you are a U.S. holder, you generally would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the Securities and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, your Securities will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your Securities. Dividends that you receive from us will not be eligible for the special tax rates applicable to qualified dividend income if we are treated as a PFIC either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Backup Withholding and Information Reporting

If you are a non corporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States; and

•	the payment of proceeds to you from the sale of Securities effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends

•	required to be shown on your U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by ING Groep N.V. or another non-U.S. payor; and

•	other dividend payments and the payment of the proceeds from the sale of Securities effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax; and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person; and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person; or, other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of Securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Securities that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the U.S. Internal Revenue Service.

THE NETHERLANDS TAXATION

This section describes the material Netherlands tax issues and consequences of acquiring, holding, redeeming and/or disposing of the Securities. This discussion is the opinion of KPMG Meijburg & Co. This summary provides general information only and is restricted to the matters of Netherlands taxation stated therein. The information given below is neither intended as tax advice nor purports to describe all of the tax considerations that may be relevant to a prospective purchaser of the Securities.

You should consult your own tax advisor regarding Netherlands tax consequences of acquiring, holding, redeeming and/or disposing of Securities.

This summary is based on the tax legislation, published case law, and other regulations in The Netherlands in force as of the date of this prospectus supplement, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

In the following, it is assumed that the holders of the Securities do not hold a substantial interest in ING Groep N.V. Generally speaking, an interest in the share capital of ING Groep N.V. should not be considered a substantial interest if the holder of such interest, and, if the holder is a natural person, his or her spouse, (registered) partner, certain other relatives or certain persons sharing the holder’s household, alone or together, does or do not hold, whether directly or indirectly, the ownership of, or certain rights over, shares or rights resembling shares representing five percent or more of the total issued and outstanding capital, or the issued and outstanding capital of any class of shares, of ING Groep N.V.

Also, it is assumed that the Securities and income received or capital gains derived therefrom, are not attributable to employment activities of the holder of the Securities.

Furthermore, it is assumed the holders of the Securities are not residents of The Netherlands, not deemed to be residents of The Netherlands and have not opted to be treated as resident in The Netherlands.

Withholding tax

All payments in respect of the Securities can be made without withholdings or deductions for or on account of any taxes, duties or charges of any nature whatsoever imposed by the Dutch tax authorities or any political subdivision thereof or therein or any of their representatives, agents or delegates.

Taxes on income and capital gains

A holder of a Security who derives income from such Security, or who realizes a gain on the disposal or redemption of a Security, will not be subject to Dutch taxation on income or capital gains, unless:

•	such holder derives such income or gain from an enterprise whether as an entrepreneur (ondernemer) or pursuant to the co-entitlement to the net worth of such enterprise, other than as an entrepreneur or a shareholder, which enterprise is in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands, to which the Security is attributable; or

•	the holder is an individual, and such income or gain qualifies as income from miscellaneous activities (resultaat uit overige werkzaamheden) in The Netherlands, which include activities with respect to the Security that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

Taxation of gifts and inheritances

There will be no Dutch gift, estate or inheritance taxes levied on the receipt of a Security by way of gift by a holder, or upon the death of a holder, unless:

•	at the time of the gift or death, the Security can be attributed to an enterprise or an interest therein which is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands; or

•	the holder of the Security dies within 180 days of making the gift, and at the time of death is a resident or deemed resident of The Netherlands.

Value-added tax

No value-added tax will be due in The Netherlands in respect of payments made in consideration for the issue of the Securities, whether in respect of payments of interest and principal or in respect of the transfer of a Security.

Other taxes

There will be no registration tax, capital contribution tax, customs duty, stamp duty, real estate transfer tax or any other similar tax or duty due in The Netherlands in respect of or in connection with the issue, transfer, execution or delivery by legal proceedings of the Securities or the performance of our obligations under the relevant documents.

Residency

A holder of a Security will not become, and will not be deemed to be, resident in The Netherlands by the sole virtue of holding such Security or the execution, performance, and/or delivery of the relevant documents.

European Union Savings Directive

On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Directive on the taxation of savings income in the form of interest payments, which we refer to as the “Directive”. Under the Directive, as amended by a decision of the Council dated July 19, 2004, each Member State is (provided equivalent measures have been introduced by certain non-EU jurisdictions and agreements are in place for the introduction of the same measures in certain other non-EU jurisdictions) required, from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria will instead be required (unless during that period they elect to provide information as described above) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “Plan”) subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”).

Any purchaser or holder of Securities or any interest therein will be deemed to have represented by its purchase and holding of the Securities that it either (1) is not a Plan or a Non-ERISA Arrangement and is not purchasing those Securities on behalf of or with the assets of any Plan or Non-ERISA Arrangement or (2) with respect to the purchase or holding is eligible for the exemptive relief available under any of the PTCEs listed above, the service provider exemption or another applicable exemption.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing Securities on behalf of or with the assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, dated June 6, 2007, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Citigroup Global Markets Inc., ING Financial Markets LLC and Morgan Stanley & Co. Incorporated are acting as representatives, has severally agreed to purchase the aggregate principal amount of Securities set forth opposite the name of such underwriter below. The underwriters can be contacted at the following addresses: c/o Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013; c/o ING Financial Markets LLC, 1325 Avenue of the Americas, New York, NY 10017; c/o Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036. In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the Securities offered hereby if any of the Securities are purchased. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Principal Amount
of ING Perpetual
Underwriter	Hybrid Capital Securities

Citigroup Global Markets Inc.	$129,468,750
ING Financial Markets LLC	129,468,750
Morgan Stanley & Co. Incorporated	129,468,750
Merrill Lynch, Pierce, Fenner & Smith Incorporated	129,468,750
UBS Securities LLC	129,468,750
Wachovia Capital Markets, LLC	129,468,750
A.G. Edwards & Sons, Inc.	30,000,000
RBC Dain Rauscher Inc.	30,000,000
ABN AMRO Incorporated	10,000,000
Banc of Americas Securities LLC	10,000,000
J.P. Morgan Securities Inc.	10,000,000
Lehman Brothers Inc.	10,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	5,000,000
Bear Stearns & Co. Inc.	5,000,000
Charles Schwab & Co., Inc.	5,000,000
Deutsche Bank Securities Inc.	5,000,000
Fidelity Capital Markets, a division of National Financial Services LLC	5,000,000
Goldman, Sachs & Co.	5,000,000
H&R Block Financial Advisors, Inc.	5,000,000
HSBC Securities (USA) Inc.	5,000,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	5,000,000
Oppenheimer & Co. Inc.	5,000,000
Raymond James & Associates, Inc.	5,000,000
TD Waterhouse Investor Services, Inc.	5,000,000
Wells Fargo Securities, LLC	5,000,000
City Securities Corp.	1,662,500
CL King & Associates	1,662,500
Crowell, Weedon & Co.	1,662,500
D.A. Davidson & Co.	1,662,500
Davenport & Company LLC	1,662,500
E* Trade Securities Inc.	1,662,500

Principal Amount
of ING Perpetual
Underwriter	Hybrid Capital Securities

Ferris, Baker, Watts Inc.	1,662,500
Fifth Third Securities, Inc.	1,662,500
Fixed Income Securities, LP	1,662,500
Gunnallen Financial Inc.	1,662,500
Howe Barnes Hoefer & Arnett, Inc.	1,662,500
J.B. Hanauer & Co.	1,662,500
J.J.B. Hilliard, W.L. Lyons, Inc.	1,662,500
Janney Montgomery Scott LLC	1,662,500
Jeffries & Co.	1,662,500
Keefe, Bruyette & Woods, Inc.	1,662,500
McGinn, Smith & Co. Inc.	1,662,500
Mesirow Financial, Inc.	1,662,500
Morgan Keegan & Company, Inc.	1,662,500
NatCity Investments, Inc.	1,662,500
Pershing LLC	1,662,500
Piper Jaffray & Co.	1,662,500
Robert W. Baird & Co. Incorporated	1,662,500
Ryan, Beck & Co., Inc.	1,662,500
Sanders Morris Harris Inc.	1,662,500
Sandler, O’Neill & Partners L.P.	1,662,500
Southwest Securities, Inc.	1,662,500
Stifel, Nicolaus & Company, Incorporated	1,662,500
Stone & Youngberg LLC	1,662,500
SunTrust Capital Markets, Inc.	1,662,500
Vining-Sparks IBG, Limited Partnership	1,662,500
Wayne Hummer Management Co.	1,662,500
Wedbush Morgan Securities Inc.	1,662,500
William Blair & Company, L.L.C.	1,662,500
Ziegler Capital Markets Group	1,662,500

Total	$1,000,000,000

The underwriters have advised us that they propose initially to offer the Securities to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $0.50 per Security for retail orders and $0.30 per Security for institutional orders. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.45 per Security to other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

The underwriters have an option to purchase up to an additional $150,000,000 of the Securities to cover overallotments. They may exercise that option for 30 days. To the extent that the underwriters exercise this option, the underwriters will severally purchase Securities in approximately the same proportion as that set forth in the table above.

Before the offering, there has been no public market for the Securities. In order to meet the requirements for listing the Securities on the New York Stock Exchange, the underwriters will undertake:

•	to ensure that there will be not less than 1,000,000 publicly-held Securities;

•	to ensure that the aggregate market value of the Securities will be not less than $4,000,000; and

•	to sell lots of 100 or more Securities to a minimum of 400 beneficial holders.

We have agreed not to sell or transfer any Securities or any perpetual security substantially similar to the Securities for 30 days after the date of this prospectus supplement without first obtaining the prior written consent of the representatives. Specifically, we have agreed not to, directly or indirectly, sell, offer to sell, grant any option to sell or otherwise dispose of any Securities, or any security substantially similar to the Securities, other than pursuant to this prospectus supplement.

In connection with the issuance of the Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the underwriters may overallot the offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase Securities in the open market to cover syndicate shorts or to stabilize the price of the Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Pursuant to Rule 2720 of the NASD, no NASD member will execute transactions in any discretionary account without the prior specific written approval of the customer. We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and/or their affiliates have provided investment banking, commercial banking and financial advisory services to us or our affiliates in the past, for which they have received customary compensation and expense reimbursement, and may do so again in the future. ING Financial Markets LLC, our subsidiary, is participating in this offering of Securities as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of Rule 2720 of the NASD. In the future, ING Financial Markets LLC or other affiliates of ING Groep N.V. may repurchase and resell the Securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of the resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

It is expected that delivery of the Securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth day following the date of pricing of the Securities (such settlement cycle being herein referred to as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or the next two business days will be required, by virtue of the fact that the Securities initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Securities who wish to trade certificates on the date of pricing or the next business days should consult their own advisors.

Selling Restrictions

European Union.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may make an offer of Securities to the public in that Relevant Member State at any time under the following exceptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the other underwriters; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

For the purposes of this provision, the expression an offer of Securities to the public in relation to any Securities in any Relevant Member State means the communication to persons in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom.  Each underwriter has agreed that:

•	it has complied and will comply with all the applicable provisions of the Financial Services and Markets Act 2000, or FSMA, of Great Britain with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Securities or any investments representing the Securities (including without limitation the registration statement registering the Securities, the accompanying prospectus and this prospectus supplement) in circumstances in which Section 21(1) of the FSMA does not apply to ING Groep N.V.

Japan.  Each underwriter has agreed that:

•	the Securities have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and that the Securities may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or for the account or benefit of any persons for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

General.  Each underwriter has represented and agreed that with respect to any other jurisdiction outside the United States it has not offered or sold and will not offer or sell any of the Securities in any jurisdiction, except under circumstances that resulted or will result in compliance with the applicable rules and regulations of such jurisdiction and which will not require the publication by us of a prospectus or any registration or filing by us with any governmental agency or body or any state exchange authority.

VALIDITY OF THE SECURITIES

Sullivan & Cromwell LLP, our U.S. counsel, and Davis Polk & Wardwell, U.S. counsel for the underwriters, will pass on the validity of the Securities with respect to New York law. De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands, will pass on certain matters relating to the Securities under Dutch law. KPMG Meijburg & Co., Amsterdam, The Netherlands, will pass on certain Dutch tax matters for us. Sullivan & Cromwell LLP and Davis Polk & Wardwell may rely upon the opinion of De Brauw Blackstone Westbroek N.V. with respect to all matters of Dutch law.

EXPERTS

The consolidated financial statements of ING Groep N.V. appearing in ING Groep N.V.’s Annual Report on Form 20-F for the year ended December 31, 2006 (including schedules appearing therein), and ING Groep N.V. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young Accountants, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. The report of Ernst & Young

Accountants related to the consolidated financial statements is based in part on the report of KPMG Accountants N.V., independent registered public accounting firm, whose report, in turn, is based upon the report of Ernst & Young Reviseurs d’Entreprises SCCRL, independent registered public accounting firm. The reports of KPMG Accountants N.V. and Ernst & Young Reviseurs d’Entreprises SCCRL are also included in our Annual Report on Form 20-F for the year ended December 31, 2006 and are incorporated herein by reference. The financial statements and management’s assessment referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

$1,000,000,000

ING Groep N.V.

6.375% ING Perpetual Hybrid Capital Securities

PROSPECTUS SUPPLEMENT

Citi
ING Financial Markets
Morgan Stanley
Merrill Lynch & Co.
UBS Investment Bank
Wachovia Securities
A.G. Edwards
RBC Capital Markets
ABN AMRO Incorporated
Banc of America Securities LLC
JPMorgan
Lehman Brothers

June 6, 2007